Exhibit 99.1

Sabine Royalty Trust

News Release

SABINE ROYALTY TRUST ANNOUNCES

MONTHLY CASH DISTRIBUTION FOR MARCH 2022

Dallas, Texas, March 4, 2022 – Simmons Bank, as Trustee of the Sabine Royalty Trust (NYSE: SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.467170 per unit, payable on March 29, 2022, to unit holders of record on March 15, 2022. Sabine’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.sbr-sabine.com/. Additionally, printed reports can be requested and are mailed free of charge.

This distribution reflects primarily the oil production for December 2021 and the gas production for November 2021. Preliminary production volumes are approximately 42,203 barrels of oil and 902,216 Mcf of gas. Preliminary prices are approximately $71.21 per barrel of oil and $5.38 per Mcf of gas.

This month’s distribution is higher than the previous month’s due to the increased production of both oil and gas.

The production from the new horizontal gas wells in Panola County, Texas, has contributed approximately $1.8 million reflecting November production. They were averaging about 976 Mcf per day per well during November totaling over 234,000 Mcf during this time frame with an average pricing of $5.83 per Mcf. As more regular monthly receipts are made in the months to come, additional information will be made available.

The table below compares this month’s production and prices to the previous month’s:

	Net to Trust Sales
	Volumes		Average Price
	Oil (bbls)	Gas (Mcf)	Oil (per bbl)	Gas (per Mcf)
Current Month	42,203	902,216	$71.21	$5.38
Prior Month	36,010	682,527	$72.32	$5.29

Revenues are only distributed after they are received, verified and posted. Most energy companies normally issue payment of royalties on or about the 25th of every month, and depending on mail delivery, a varying amount of royalties are not received until after the revenue posting on the last business day of the month. The revenues received after that date will be posted within 30 days of receipt.

During the month of February, the respective shelter-at-home/work-from-home orders across the spectrum of the industry has significantly affected the posting of revenues for the Trust, until the following month of March. As adjustments are made accordingly, the functions of the Trust are still being performed, although on a delayed basis. We will continue to strive to make the operations of the Trust and its providers, as fluid as possible.

Due to the timing of the end of the month of February, approximately $1,625,000 of revenue received will be posted in the following month of March in addition to normal receipts during March. Since the close of business in February and prior to this press release, $1,763,000 in revenue has been received.

The 2021 tax information packets began mailing directly to unitholders in the first week of March 2022. A copy of Sabine’s 2021 tax information booklet is available on Sabine’s website. In addition to the tax booklet, Sabine’s website also offers two simple calculators for computing the income and expense amounts and the cost depletion.

The 2020 Annual Report with Form 10-K and the January 1, 2021 Reserve Summary are currently available on the Sabine website at http://www.sbr-sabine.com/.

The 2021 Annual Report with Form 10-K and the January 1, 2022 Reserve Summary shall be available on the Sabine website at http://www.sbr-sabine.com/, after April 1, 2022.

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Contact:              Ron Hooper - SVP, Royalty Trust Services

Simmons Bank

Toll Free (855) 588-7839